                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT





PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


Date of Report (Date of earliest event reported):    February 3, 1999
                                                 -------------------------------

Commission File Number   000-23353
                       ---------------------------------------------------------

                               Denali Incorporated
--------------------------------------------------------------------------------
                   (Exact Name of Registrant in its Charter)

               Delaware                                        76-0454641
--------------------------------------------------------------------------------
      (State or Other Jurisdiction of                         (I.R.S. Employer
       Incorporation of Organization)                       Identification No.)

1360 Post Oak Blvd., Suite 2250, Houston, Texas                     77056
--------------------------------------------------------------------------------
    (Address of Principal Executive Officers)                     (Zip Code)


                                  713-627-0933
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of Business Acquired

                  Report of Independent Auditors

                  Combined Balance Sheet as of September 30, 1998

                  Combined Statement of Operations and Equity for the Year Ended September 30, 1998

                  Combined Statement of Cash Flows for the Year Ended September 30, 1998

                  Notes to Combined Financial Statements

                  Combined Balance Sheet as of December 31, 1998 (Unaudited)

                  Combined Statement of Operations for the Three Months Ended December 31, 1998 and 1997 (Unaudited)

                  Combined Statement of Cash Flows for the Three Months Ended December 31, 1998 and 1997 (Unaudited)

                  Notes to (Unaudited) Combined Financial Statements

         (b)      Pro Forma Financial Information

                  Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of December 26, 1998

                  Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Six Months Ended December 26, 1998

                  Pro Forma Condensed Consolidated Statement of Operations (Unaudited) for the Year Ended June 28, 1998

                  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

         (c)      Exhibits

                  10.41* Stock Purchase Agreement dated February 3, 1999 by and between Steve Jones, Belco Manufacturing Company, Inc. and Containment Solutions, Inc.

                  10.42* Asset Purchase Agreement dated February 3, 1999 by and between Tiger Trucking LLC, S. Jones Limited Partnership and Containment Solutions, Inc.

                  23.1     Consent of Ernst & Young LLP

--------------

*  Previously filed

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             Denali Incorporated
                                           ------------------------
                                                 (Registrant)




Date:     April 19, 1999                   /s/ R. KEVIN ANDREWS
                                           --------------------------------
                                           R. Kevin Andrews
                                           Chief Financial Officer
                                              (Principal Financial Officer and
                                              Principal Accounting Officer)

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors of Belco Manufacturing Company Inc. and
   Partners of S. Jones Limited Partnership



We have audited the accompanying combined balance sheet as of September 30, 1998, of the Companies listed in Note 1, and the related combined statements of operations and equity and the statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 30, 1998, of the companies listed in Note 1, and the combined results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                      ERNST & YOUNG LLP

Houston, Texas
April 6, 1999

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                             COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998





ASSETS

Current assets:
   Cash and cash equivalents                                             $  673,121
   Short-term investments                                                   405,151
   Accounts receivable, net of allowance of $60,000                         897,295
   Inventory                                                                646,506
   Prepaid expenses                                                           1,989
   Deferred tax asset                                                        47,896
                                                                         ----------
              Total current assets                                        2,671,958

Property and equipment, net                                               1,008,003
                                                                         ----------
Total assets                                                             $3,679,961
                                                                         ==========

LIABILITIES AND EQUITY


Current liabilities:
   Accounts payable                                                      $  201,978
   Income tax payable                                                       326,832
   Accrued bonuses                                                          175,000
   Other accrued liabilities                                                248,051
                                                                         ----------
            Total current liabilities                                       951,861

Deferred tax liability                                                       56,804

Commitments
Stockholder's and partners' equity:
Common stock, $1 par value;
            15,042 shares authorized, issued, and outstanding                15,042
Retained and accumulated earnings                                         2,656,254
                                                                         ----------
            Total stockholder's and partners' equity                      2,671,296
                                                                         ----------
Total liabilities and equity                                             $3,679,961
                                                                         ==========


            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                   COMBINED STATEMENT OF OPERATIONS AND EQUITY
                          YEAR ENDED SEPTEMBER 30, 1998




Net sales                                                      $ 7,840,112
Cost of sales                                                    6,316,552
                                                               -----------
    Gross profit                                                 1,523,560

Selling, general and administrative expenses                     1,000,099
Depreciation expense                                               239,745
                                                               -----------
Income from operations                                             283,716

Other income (expense):
    Interest income                                                 41,404
    Other                                                          (17,731)
                                                               -----------
Other income, net                                                   23,673

Income before income taxes                                         307,389

Income tax expense                                                 318,285
                                                               -----------
Net loss                                                           (10,896)

Retained and accumulated earnings at September 30, 1997          2,852,191
Partnership distributions                                         (185,041)
                                                               -----------
Retained and accumulated earnings at September 30, 1998        $ 2,656,254
                                                               ===========



            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED SEPTEMBER 30, 1998


  Cash flows from operating activities:
    Net loss                                                                  $   (10,896)
    Adjustments to reconcile net loss to net cash provided by operating activities:
           Depreciation                                                           239,745
           Deferred tax                                                           (51,517)
           Changes in assets and liabilities:
               Accounts receivable                                                111,092
               Inventory                                                         (226,490)
               Prepaid expenses                                                    (1,989)
               Accounts payable                                                   (39,807)
               Income taxes payable                                               286,447
               Accrued expenses                                                   290,166
               Other accrued liabilities                                          (63,639)
                                                                              -----------
                      Net cash provided by operating activities                   533,112

  Cash flows from investing activities:
    Purchase of property and equipment                                           (352,588)
    Proceeds from sale of property and equipment                                    9,786
    Purchase of short-term investments                                           (405,151)
                                                                              -----------
                      Net cash used in investing activities                      (747,953)

Cash flows from financing activities:
    Distributions to partners                                                    (185,041)
                                                                              -----------
                      Net cash used in financing activities                      (185,041)
                                                                              -----------
Net decrease in cash and cash equivalents                                        (399,882)

Cash and cash equivalents, beginning of period                                  1,073,003
                                                                              -----------
Cash and cash equivalents, end of period                                      $   673,121
                                                                              ===========
Supplemental cash flow information:
    Income taxes paid                                                         $    43,239
                                                                              ===========

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED SEPTEMBER 30, 1998






1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BACKGROUND

         The accompanying combined financial statements include the accounts of Belco Manufacturing Company, Inc. and its subsidiaries SJ Inc. and S. Jones Inc. and the accounts of S. Jones Limited Partnership (collectively referred to herein as the "Company" or "Belco"). Belco Manufacturing Company, Inc. and S. Jones Limited Partnership have been combined because of common ownership and management and all partnership activity has been reflected in retained and accumulated earnings. All intercompany accounts and transactions have been eliminated.

         BUSINESS

         Belco is a manufacturer of engineered fiberglass-reinforced plastic tanks, vessels, and piping systems, and their products are primarily sold into the water/wastewater, oil and gas, food processing, and semi-conductor industries where corrosion-resistant products are needed.

         CASH EQUIVALENTS

         For purposes of the combined statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less, that are purchased for investment, to be cash equivalents.

         REVENUE RECOGNITION

         Revenue is recognized when products are shipped and title passes to the customer.

         INVENTORIES

         Inventories are determined using actual cost or a standard cost method based on a first-in, first-out ("FIFO") basis. Inventory is stated at the lower of cost or market.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is computed by the straight-line method using rates based on the estimated useful lives of the related assets. Estimated useful lives used for depreciation purposes are as follows:

                  Leasehold improvements                      10 years
                  Machinery and equipment                    5-7 years
                  Vehicles                                   5-7 years

         PRODUCT WARRANTY

         The Company generally warrants its products against manufacturing defects for a period of 18 months from the date of shipment. The company records an accrual for warranty expense based on historical experience.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         MARKETABLE SECURITIES

         The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. At September 30, 1998 all of the Company's investments in marketable securities are classified as available for sale, and as a result, are reported at fair value.

         At September 30, 1998 the Company's marketable securities consisted of common stock. For the year ended September 30, 1998, the fair value approximately equaled the cost and there were no unrealized or realized gains or losses.

         CONCENTRATION OF CREDIT RISK

         Financial instruments that could possibly subject the Company to concentrations of credit risk are accounts receivable. The Company periodically evaluates the creditworthiness of its customers and generally does not require collateral. The Company's customer base consists of major commercial organizations and independent sub-contractors located primarily in Texas. No customer accounted for 10% or more of revenues for the year ended September 30, 1998.

         INCOME TAXES

         Belco Manufacturing Co., Inc. has elected to be taxed as a C Corporation for income tax purposes. The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. S. Jones Limited Partnership is a partnership for income tax reporting purposes and earnings are taxable to the individuals; therefore, there is no provision related to the partnership.

         USE OF ESTIMATES

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.       INVENTORIES

         Inventories consist of the following at September 30, 1998:

         Raw materials                    $320,928
         Work in process                   173,878
         Finished goods                    151,700
                                          --------
                                          $646,506
                                          ========

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)



3.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at September 30, 1998:


         Furniture and equipment                    $ 1,275,686
         Vehicles                                       416,502
         Leasehold improvements                          52,216
                                                    -----------
                                                    $ 1,744,404
         Accumulated depreciation                      (736,401)
                                                    -----------
         Property and equipment, net                $ 1,008,003
                                                    ===========

4.       INCOME TAXES

         The Components of the income tax expense for the year ended September 30, 1998 are as follows:


         Current:
            Federal                                      $ 331,330
            State                                           38,472
                                                         ---------
                                                         $ 369,802
         Deferred:
            Federal                                        (46,133)
            State                                           (5,384)
                                                         ---------
                                                         $ (51,517)
                                                         ---------
         Total                                           $ 318,285
                                                         =========

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows at September 30, 1998:


         Deferred tax assets:
           Allowance for bad debts                       $ 29,354
           Accrued expenses                                18,542
                                                         --------
         Total deferred tax assets                         47,896

         Deferred tax liability:
            Depreciation expense                          (56,804)
                                                         --------
         Total deferred tax liability                     (56,804)
                                                         --------
         Net deferred tax liability                      $ (8,908)
                                                         ========

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (CONTINUED)



4.       INCOME TAXES (CONTINUED)

         The income tax provision reconciled to tax computed at the statutory federal rate:

         Tax at federal statutory rate of 34%                   $ 104,512
         State income taxes net of federal benefit                 25,570
         Effect of loss related to the partnership                191,345
         Tax exempt interest                                       (3,947)
         Other                                                        805
                                                                ---------
         Total income tax provision                             $ 318,285
                                                                =========

5.       RELATED PARTY TRANSACTIONS

         The Company leases land and a building under an operating lease from the former stockholder of Belco Manufacturing Co., Inc. The current lease is a ten year lease, maturing on December 31, 2008, with monthly rent payments of $17,400. During 1998, the Company incurred rent expense of $248,770 for this lease.


6.       SUBSEQUENT EVENT

         In February 1999, Containment Solutions Inc. (CSI), a subsidiary of Denali Incorporated, purchased all of the outstanding stock of Belco Manufacturing Co., Inc. for approximately $6.7 million, comprised of $4.7 million in cash, a $1.5 million note to the seller, and 44,417 shares of Denali Incorporated common stock with a fair value of $500,000. In addition, CSI acquired certain assets and assumed certain liabilities of S. Jones Limited Partnership, an affiliate of Belco for approximately $400,000 in cash. As a part of this transaction, CSI will continue to lease the land and building from the former stockholder of Belco Manufacturing Co. Inc.


7.       YEAR 2000 ISSUE (UNAUDITED)

         The Company has completed its efforts to modify its information technology to be ready for the year 2000. To mitigate the effect of outside influences and other dependencies relative to the year 2000, the Company has contacted significant third parties whose success in addressing their own Year 2000 issue will impact the company's initiative. To the extent these third parties would be unable to transact business in the year 2000 and thereafter, it could adversely affect the Company's operations.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                             COMBINED BALANCE SHEET
                                   (UNAUDITED)




                                                                              December 31,
                                                                                 1998
                                                                              ------------

                                           ASSETS
Current assets:
       Cash and cash equivalents                                              $1,010,637
       Short-term investments                                                    405,151
       Accounts receivable, net of allowance of $60,000                        1,017,099
       Inventories                                                               490,017
       Prepaid expenses                                                            1,989
       Deferred tax assets                                                        47,896
                                                                              ----------
Total current assets                                                           2,972,789
Property and equipment, net                                                      915,650
                                                                              ----------
Total assets                                                                  $3,888,439
                                                                              ==========

                   LIABILITIES AND EQUITY
Current liabilities:
       Accounts payable                                                       $   98,657
       Accrued liabilities                                                       362,147
       Income tax payable                                                        375,000
                                                                              ----------
Total current liabilities                                                        835,804
Deferred tax liability                                                            56,804
Commitments and contingencies
Stockholder's and partners' equity:
       Common stock                                                               15,042
       Retained and accumulated earnings                                       2,980,789
                                                                              ----------
Total stockholder's and partners' equity                                       2,995,831
                                                                              ----------
Total liabilities and stockholder's equity                                    $3,888,439
                                                                              ==========


                             See accompanying notes.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                        COMBINED STATEMENT OF OPERATIONS
                                   (UNAUDITED)






                                                              Three months ended
                                                     --------------------------------
                                                       December 31,      December 31,
                                                          1998              1997
                                                     --------------    --------------


Net sales                                            $    2,789,384    $    1,387,122
Cost of sales                                             2,055,789         1,457,120
                                                     --------------    --------------
Gross profit (loss)                                         733,595           (69,998)
Selling, general and administrative expenses                208,447           321,076
                                                     --------------    --------------
Operating income (loss)                                     525,148          (391,074)
Interest income                                             (14,262)          (10,691)
Other income, net                                           (41,406)               --
                                                     --------------    --------------
Income (loss) before income taxes                           580,816          (380,383)
Income tax (benefit) expense                                221,000          (391,794)
                                                     --------------    --------------
Net income                                           $      359,816    $       11,411
                                                     ==============    ==============

                                    See accompanying notes.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                        COMBINED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)




                                                               Three months ended
                                                            --------------------------
                                                            December 31,   December 31,
                                                                1998          1997
                                                            -----------    -----------

OPERATING ACTIVITIES:
Net income                                                  $   359,816    $    11,411
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
       Depreciation                                             101,061         82,681
       Deferred tax                                                  --        (60,694)
       Changes in operating assets and liabilities:
              Accounts receivable                              (119,804)       198,842
              Inventories                                       156,489       (184,874)
              Other assets                                           --        (72,313)
              Accounts payable                                 (103,321)        61,118
              Accrued liabilities                               (60,904)       (95,213)
              Income tax receivable/payable                      48,168        (40,385)
                                                            -----------    -----------
Net cash provided by (used in) operating activities             381,505        (99,427)

INVESTING ACTIVITIES:
Purchases of property and equipment                              (8,708)      (125,000)
                                                            -----------    -----------
Net cash used in investing activities                            (8,708)      (125,000)

FINANCING ACTIVITIES:
Distributions to partners                                       (35,281)            --
                                                            -----------    -----------
Net cash used in financing activities                           (35,281)            --
                                                            -----------    -----------
Increase (decrease) in cash and cash equivalents                337,516       (224,427)
Cash and cash equivalents at beginning of period                673,121      1,073,003
                                                            -----------    -----------
Cash and cash equivalents at end of period                  $ 1,010,637    $   848,576
                                                            ===========    ===========




                            See accompanying notes.

       BELCO MANUFACTURING COMPANY, INC. AND S. JONES LIMITED PARTNERSHIP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED DECEMBER 31, 1998
                                   (UNAUDITED)




1.     GENERAL

       The accompanying combined financial statements include the accounts of Belco Manufacturing Company, Inc. and its subsidiaries SJ Inc. and S. Jones Inc. and the accounts of S. Jones Limited Partnership (collectively referred to herein as the "Company" or "Belco"). Belco Manufacturing Company, Inc. and S. Jones Limited Partnership have been combined because of common ownership and management. All partnership activity is reflected in retained and accumulated earnings. All intercompany accounts and transactions have been eliminated.

       The combined financial statements of Belco included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, the combined financial statements reflect all elimination entries and adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods.

       The combined results of operations for the interim periods are not necessarily indicative of the combined results of operations to be expected for the full year. These combined financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes included elsewhere within this Form 8-K/A filed by Denali Incorporated.

2.     INCOME TAXES

       Belco Manufacturing Co., Inc. has elected to be taxed as a C Corporation for income tax purposes. The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. S. Jones Limited Partnership is a partnership for income tax reporting purposes and earnings are taxable to the individual; therefore, there is no provision related to the partnership. The Company's interim provisions for income taxes were computed using the C Corporation's effective tax rate for the year multiplied by its respective earnings. The tax provision for income taxes differs from the U.S. statutory rate of 34% due primarily to earnings or losses of the partnership.

                               DENALI INCORPORATED
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 26, 1998
                                   (UNAUDITED)



                                                          Historical
                                                   -------------------------
                                                      Denali
                                                   Incorporated     Belco(1)   Adjustments       Pro Forma
                                                   ------------   ----------   -----------       ----------
                                                                      (In thousands)

                            Assets

Current assets:
   Cash                                              $      158   $    1,011   $       --       $    1,169
   Investment in equity securities                           --          405           --              405
   Accounts receivable, net                              27,592        1,017           --           28,609
   Inventories                                           12,579          490           --           13,069
   Income tax receivable                                     24           --          (24)(d)           --
   Prepaid expenses                                       1,465            2           --            1,467
   Deferred tax assets                                    1,293           47           --            1,340
                                                     ----------   ----------   ----------       ----------
Total current assets                                     43,111        2,972          (24)          46,059
Property, plant and equipment, net                       20,824          916          284 (c)       22,024
Assets held for sale                                        449           --           --              449
Notes receivable                                            178           --           --              178
Goodwill, net                                            20,905           --        5,111 (b)       26,016
Deferred tax assets                                       1,947           --          (57)(d)        1,890
Other assets                                              1,529           --           --            1,529
                                                     ----------   ----------   ----------       ----------
Total assets                                         $   88,943   $    3,888   $    5,314       $   98,145
                                                     ==========   ==========   ==========       ==========


         Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                  $   15,660   $       99   $       --       $   15,759
   Accrued liabilities                                    8,176          362          104 (b)
                                                                                      225 (a)        8,867
   Income tax payable                                        --          375          (24)(d)          351
   Payable to affiliates                                     --           --           --               --
Current maturities of long-term debt                      1,442           --           --            1,442
                                                     ----------   ----------   ----------       ----------
Total current liabilities                                25,278          836          305           26,419
Long-term debt, less current maturities                  31,396           --        7,561 (a)       38,957
Other long-term liabilities                                 785           --           --              785
Deferred tax liability                                       --           57          (57)(d)           --
Commitments and contingencies
Stockholders' equity:
   Common stock                                              49           15          (15)(b)           49
   Additional paid-in capital                            29,795           --          500 (b)       30,295
   Retained earnings                                      1,640        2,980       (2,980)(b)        1,640
                                                     ----------   ----------   ----------       ----------
Total stockholders' equity                               31,484        2,995       (2,495)          31,984
                                                     ----------   ----------   ----------       ----------
Total liabilities and stockholders' equity           $   88,943   $    3,888   $    5,314       $   98,145
                                                     ==========   ==========   ==========       ==========


(1)      Unaudited balance sheet as of December 31, 1998.

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                      DENALI INCORPORATED
                                PRO FORMA CONDENSED CONSOLIDATED
                                    STATEMENT OF OPERATIONS
                               SIX MONTHS ENDED DECEMBER 26, 1998
                                          (UNAUDITED)


                                                   Historical
                                          ----------------------------
                                             Denali
                                          Incorporated      Belco(1)      Adjustments          Pro Forma
                                          ------------    ------------    ------------       ------------
                                                      (In thousands, except per share amounts)

Net sales                                 $     73,888    $      5,670    $         --       $     79,558
Cost of sales                                   54,982           4,205             (20)(e)             --
                                                                                   (18)(f)         59,149
                                          ------------    ------------    ------------       ------------
Gross profit                                    18,906           1,465              38             20,409
SG&A expense                                    13,506             504              64(h)          14,074
Non-recurring
  compensation expense                             682              --              --                682
                                          ------------    ------------    ------------       ------------
Operating income                                 4,718             961             (26)             5,653
Interest expense                                 1,285              --             297(i)           1,582
Interest income                                    (12)             --              --                (12)
Other income, net                                 (107)            (21)             --               (128)
                                          ------------    ------------    ------------       ------------
Income before income taxes                       3,552             982            (323)             4,211
Provision for income taxes                       1,351             634            (385)(j)          1,600
                                          ------------    ------------    ------------       ------------
Net income                                $      2,201    $        348    $         62       $      2,611
                                          ============    ============    ============       ============



Net income per common share,
  basic and diluted                       $       0.45                                       $       0.53
                                          ============                                       ============


Number of shares used to
  compute net income per share:
    Basic                                        4,841                              44(k)           4,885
                                          ============                    ============       ============
    Diluted                                      4,845                              44(k)           4,889
                                          ============                    ============       ============

(1) Reflects combined results for Belco's operations for the period July 1, 1998 to December 31, 1998 (unaudited).


  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                      DENALI INCORPORATED
                                PRO FORMA CONDENSED CONSOLIDATED
                                    STATEMENT OF OPERATIONS
                               TWELVE MONTHS ENDED JUNE 27, 1998
                                          (UNAUDITED)


                                                               Historical
                                        ------------------------------------------------------
                                           Denali
                                        Incorporated    LaValley(1)   SEFCO(1)     CC&E(2)
                                        ------------    -----------   ---------    ---------
                                              (In thousands, except per share amounts)


Net sales                                $  99,897    $   2,952       $   3,080    $   2,429
Cost of sales                               77,273        2,362           2,070        2,007

                                         ---------    ---------       ---------    ---------
Gross profit                                22,624          590           1,010          422
SG&A expense                                17,843          410             638          496


Non-recurring comp. charge                   2,312           --              --           --
                                         ---------    ---------       ---------    ---------
Operating income (loss)                      2,469          180             372          (74)
Interest expense                             1,614           46              --           --
Interest income                               (118)          --             (17)          --
Other (income) expense, net                   (489)         (38)             (4)         469
                                         ---------    ---------       ---------    ---------
Income (loss) before income
  taxes                                      1,462          172             393         (543)
Provision for income taxes                   1,352           65             178            1
                                         ---------    ---------       ---------    ---------
Net income (loss)                              110          107             215         (544)
Extraordinary item on early
  extinguishment of debt, net
  of income tax                                219
                                         ---------
Net income (loss)                              329
Dividends on Series A Preferred
  Stock                                        (30)
                                         ---------
Net income (loss) attributable to
  common stock                           $     299
                                         =========
Net income (loss) per common
  share before extraordinary item        $    0.02

Extraordinary item                            0.06
                                         ---------
Net income (loss) per common
   share                                 $    0.08
                                         =========
Number of shares used to compute
  net income (loss) per share:
     Basic                                   3,736
                                         =========
     Diluted                                 3,875
                                         =========

                                               Historical
                                         -------------------------
                                                                         Adjust-
                                         Fibercast(3)    Belco(4)         ment           ProForma
                                         ------------    ---------      ---------       ---------
                                          (In thousands, except
                                           per share amounts)


Net sales                                 $  17,032       $   7,077      $      --       $ 132,467
Cost of sales                                13,413           5,990           (190)(e)
                                                                              (103)(f)     102,822
                                          ---------       ---------      ---------       ---------
Gross profit                                  3,619           1,087            293          29,645
SG&A expense                                  4,803             749           (245)(g)
                                                                               497 (h)
                                                                               (97)(e)      25,094
Non-recurring comp. charge                       --              --             --           2,312
                                          ---------       ---------      ---------       ---------
Operating income (loss)                      (1,184)            338            138           2,239
Interest expense                                353              --          2,231 (i)       4,244
Interest income                                (100)             --             17            (218)
Other (income) expense, net                     604              63             --             605
                                          ---------       ---------      ---------       ---------
Income (loss) before income
  taxes                                      (2,041)            275         (2,110)         (2,392)
Provision for income taxes                       --             275         (2,780)(j)        (909)
                                          ---------       ---------      ---------       ---------
Net income (loss)                            (2,041)             --            670          (1,483)
Extraordinary item on early
  extinguishment of debt, net
  of income tax                                                                                219
                                                                                         ---------
Net income (loss)                                                                           (1,264)
Dividends on Series A Preferred
  Stock                                                                                        (30)
                                                                                         ---------
Net income (loss) attributable to
  common stock                                                                           $  (1,294)
                                                                                         =========
Net income (loss) per common
  share before extraordinary item                                                        $   (0.40)

Extraordinary item                                                                            0.06
                                                                                         ---------
Net income (loss) per common
   share                                                                                 $   (0.34)
                                                                                         =========
Number of shares used to compute
  net income (loss) per share:
     Basic                                                                      44(k)        3,780
                                                                         =========       =========
     Diluted                                                                    44(k)        3,919
                                                                         =========       =========



(1) Reflects results of LaValley's and SEFCO's operations for the period from July 1, 1997 to October 31, 1997 (unaudited), the date of acquisition by the Company. LaValley's and SEFCO's results of operations subsequent to October 31, 1997 are reflected in the Denali Incorporated historical results.

(2) Reflects results of CC&E's operations for the period from July 1, 1997 to May 8, 1998 (unaudited), the date of acquisition by the Company. CC&E's results of operations subsequent to May 8, 1998 are reflected in the Denali Incorporated historical results.

(3) Reflects results of Fibercast's operations for the period from July 1, 1997 to June 5, 1998 (unaudited), the date of acquisition by the Company. Fibercast's results of operations subsequent to June 5, 1998 are reflected in the Denali Incorporated historical results.

(4) Reflects combined results of Belco's operations for the period from July 1, 1997 to June 30, 1998 (unaudited).

  SEE NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                      DENALI INCORPORATED AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS




1.       BASIS OF PRESENTATION

         The accompanying unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statements of Denali Incorporated (the "Company") to give effect to the acquisitions described in Note 3 (the "Acquisitions"). The pro forma condensed consolidated balance sheet assumes the Acquisitions were closed on December 26, 1998. The pro forma condensed consolidated statement of operations assumes all Acquisitions described in Note 3 were consummated as of the beginning of the periods presented. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the Acquisitions been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical financial statements of the entities acquired in the Acquisitions and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K filed with the Securities and Exchange Commission on September 15, 1998 and Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1998, previously filed with the SEC.

2.       EARNINGS (LOSS) PER SHARE

         Pro forma earnings (loss) per share were computed by dividing net income (or loss) applicable to common stock by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents consisted of the number of shares issuable on exercise of the outstanding stock options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of the common stock during the period.

3.       ACQUISITIONS

         In February 1997, the Company acquired Ershigs, Inc. ("Ershigs"), a manufacturer of engineered fiberglass reinforced plastic ("FRP"). The $6.1 million purchase price consisted of $5.0 million cash, $1.0 million in a note payable and acquisition costs of approximately $80,000.

         In October 1997, the Company acquired SEFCO, Inc. ("SEFCO"), for approximately $4.9 million in net cash and acquisition costs of approximately $100,000. SEFCO is a manufacturer of engineered field-erected aboveground steel tanks.

         In October 1997, the Company acquired LaValley Construction, Inc. ("LaValley"), for approximately $3.9 million in cash and acquisition costs of approximately $100,000. LaValley manufactures engineered FRP products.

         In May 1998, the Company purchased 100 percent of the outstanding stock of CC&E/RPS, Inc., a leading North American field constructor of fiberglass-reinforced plastic products. The purchase price totaled $1.6 million in cash. The sellers may also receive contingent payments of up to $400,000 based on an increase in the level of bookings as defined in the purchase agreement.

                      DENALI INCORPORATED AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



         In June 1998, the Company purchased 100 percent of the outstanding stock of Fibercast Company for a cash purchase price of $17.5 million. In addition, Denali paid down $1.1 million of bank and seller debt and assumed $3.5 million of bank debt.

         In February 1999, the Company purchased 100 percent of the outstanding stock of Belco Manufacturing Company, Inc. for approximately $4.7 million in cash (net of cash and cash equivalents acquired), a $1.5 million seller note and $500,000 in Denali Incorporated stock (44,417 shares) for a total of approximately $6.7 million. In addition, the Company acquired certain assets and assumed certain liabilities of S. Jones Limited Partnership, an affiliate of Belco for approximately $.4 million in cash (net of cash acquired). Financial information of Belco Manufacturing Company, Inc. and S. Jones Limited Partnership has been presented on a combined basis due to common ownership and control (collectively called "Belco").

         The acquisitions by the Company have been accounted for as purchases and, accordingly, the results of operations of the acquired companies have been included in the historical consolidated results of operations of the Company from the date of acquisition. Payments of any contingent consideration as described above will increase the amount of goodwill related to such acquisition.

4.       ADJUSTMENTS OF HISTORICAL FINANCIAL STATEMENTS

         The following pro forma adjustments have been made to the historical condensed consolidated balance sheet of the Company to give effect to the acquisition of Belco described in Note 3 as if it had occurred as of December 26, 1998 and to the historical condensed statements of operations as if all the acquisitions described in Note 3 were consummated as of the beginning of the periods presented:

         (a) To reflect the acquisition of Belco and the borrowings under the Company's senior credit agreement to fund this acquisition and to accrue other cost associated with the acquisition.

         (b) To reflect, in connection with the acquisition of Belco, the purchase price allocation by the Company which includes the issuance of 44,417 shares of common stock with a value of $500,000 to the seller of Belco.

         (c) To reflect, in connection with the acquisition of Belco, an adjustment to fair market value of assets purchased.

         (d)      To net tax accounts.

         (e) To reflect the change in depreciation expense resulting from the purchase accounting of the acquisitions of LaValley, CC&E, Fibercast and Belco and the purchase of fixed assets from the shareholders of SEFCO and Belco as a condition of the purchase that were previously leased by SEFCO from the shareholder (see
                  (f)).

         (f) To reduce expenses for certain lease expenses incurred by seller for assets to be purchased by the Company (see (e)).

         (g) To reduce expenses including the difference between compensation and benefits of certain sellers prior to consummation of the acquisitions and their compensation and benefits following the acquisitions as stipulated in the respective employment agreements with the Company.

         (h) To reflect amortization of goodwill related to the purchases of LaValley, SEFCO, CC&E, Fibercast and Belco, which is being amortized on a straight-line basis over 40 years.

         (i) To reflect interest expense on the borrowings to fund the purchases of Ershigs, LaValley, SEFCO, CC&E, Fibercast and Belco in excess of historical interest expense.

         (j) To adjust income taxes to the Company's effective rate for the periods presented.

         (k) Reflects 44,417 shares of common stock of Denali Incorporated issued as part of the purchase of Belco.

                                       INDEX TO EXHIBITS




Exhibit
Number            Description of Exhibit
-------           ----------------------

10.41*            Stock Purchase Agreement dated February 3, 1999 by and between
                  Steve Jones, Belco Manufacturing Company, Inc. and Containment
                  Solutions, Inc.

10.42*            Asset Purchase Agreement dated February 3, 1999 by and between
                  Tiger Trucking LLC, S. Jones Limited Partnership and
                  Containment Solutions, Inc.

23.1              Consent of Ernst & Young LLP



--------------

*  Previously filed